UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________

FORM 8-K/A
(Amendment No. 1)

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 8, 2012 (August 6, 2012)
Date of Report (Date of earliest event reported)

MEDGENICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-35112	98-0217544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, Suite 365

San Francisco, California 94104

(Address of principal executive offices, zip code)

(415) 568-2245
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously reported in a Current Report on Form 8-K filed on July 2, 2012, the Board of Directors of Medgenics, Inc., a Delaware corporation (the “Company”), elected Sol J. Barer to serve as a director of the Company, and as Chairman of the Board of Directors of the Company, on June 30, 2012.  In connection with his election, on August 6, 2012, the Company and Dr. Barer entered into a Director Appointment Letter (the “Letter Agreement”) setting forth, among other things, Dr. Barer’s duties as a director.  Pursuant to the Letter Agreement, Dr. Barer will be entitled to the same cash fees for his services as a director as the other non-executive directors pursuant to the director compensation plan previously adopted by the Board.  These fees consist of a $12,000 annual retainer fee, as well as meeting fees that range between $1,000 and $2,500 per meeting based on location and type.  The fees are fixed for a period of one year from the date of the Letter Agreement, following which they shall be subject to review.  Pursuant to the Letter Agreement, Dr. Barer also agreed to maintain the confidentiality of all confidential business information, to disclose conflicts of interest to the Company and not to compete or solicit certain employees or other parties with which the Company does business for a period ending twelve months following the termination of his directorship.

The foregoing description of the Letter Agreement is qualified in its entirety by reference to the Letter Agreement, a copy of which is filed as Exhibit 10.1 to this Form 8-K/A and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit is filed herewith:

Exhibit No.	Description
10.1	Director Appointment Letter, dated as of August 6, 2012, between Medgenics, Inc. and Sol J. Barer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDGENICS, INC.

By:	/s/ Phyllis K. Bellin
Name: Phyllis K. Bellin
Title: Vice President – Administration

Date: August 8, 2012